FBO Air, Inc.

Current Report on Form 8-K

Index to Exhibits filed with Report

Exhibit No.	Description	Page

14	Code of Ethics	E-2

Exhibit 14

FBO AIR, INC.

Code of Ethics

(As Adopted on May 19, 2006)

FBO Air, Inc. (“FBO Air”) has adopted this Code of Ethics (this “Code”) for itself and its subsidiaries (FBO Air and its subsidiaries being collectively referred to herein as the “Company”) and for the following purposes: (1) to deter any wrong doing by officers and employees of the Company; (2) to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (3) to promote full, fair, accurate, timely and understandable disclosure in (a) reports and documents that FBO Air files with, or submits to, the Securities and Exchange Commission (the “Commission”) and (b) other public communications made by the Company; and (4) to comply with all applicable governmental laws, rules and regulations. This Code is being adopted by the Board of Directors of FBO Air in order to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-B adopted by the Commission and to anticipate the ultimate listing of FBO Air’s Common Stock on a national securities exchange or the Nasdaq Market System.

This Code is applicable to all employees of the Company. In addition, certain provisions of this Code are specifically directed to the Chief Executive Officer of FBO Air (the “CEO”), the Chief Financial Officer of FBO Air (the “CFO”), the Chief Accounting Officer or Controller of FBO Air (the “CAO”) and all financial managers of the Company. The FBO Air Board expects all employees and non-employee officers (employees and non-employee officers being hereafter referred to in this Code collectively as the “Employees”) of the Company to abide by the provisions of this Code. Although this Code provides standards of conduct for many situations, the Board understands that it does not cover all possible situations that may arise. Accordingly, each Employee of the Company is expected to conduct himself or herself in a manner consistent with the spirit and letter of this Code and to avoid even the appearance of improper behavior.

For administrative purposes, the FBO Air Board of Directors has delegated the administration and enforcement of this Code to its Audit Committee.

It shall be a condition of employment or appointment that each of the Company’s Employees becomes familiar with, and abides by, the provisions of this Code. Each current Employee and each new Employee, when hired or appointed, must certify, as a condition of employment or appointment, that he or she has received, read, understands and agrees to comply with this Code. A form of certification will be furnished to each current and new Employee for such purpose. Failure by any such Employee to execute and deliver a timely certification shall constitute a violation of this Code and may result in disciplinary action. Whenever an Employee has a doubt as to whether a particular transaction or course of conduct complies with, or is subject to, this Code, he or she should consult the Chairman of the Audit Committee. The name and contact information for the current Chairman of the Audit Committee is on Schedule A hereto, which shall be amended from time to time, without any action by the FBO Air Board, to reflect any change and a copy of any such revision shall be furnished to each then Employee.

The following provisions shall be applicable:

1.          The CEO, the CFO, the CAO and the financial managers are responsible for maintaining the Company’s accounting records in accordance with all applicable laws, rules and regulations and ensuring that the accounting records are proper, supported and classified and do not contain any false or misleading entries.

2.          The CEO, the CFO, the CAO and the financial managers are responsible for the Company’s system of internal financial controls and shall promptly bring to the attention of the Chairman of the Audit Committee any information he or she may have concerning:

(a)        Significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s abilities to record, process, summarize and report financial data; and

(b)        Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls over financial reporting.

3.          The CEO, the CFO, the CAO and the financial managers are responsible for full, fair, accurate, timely and understandable disclosure in:

(a)        Reports and documents that the Company files with, or submits to, the Commission or, when applicable, to any self-regulatory organization (as such term is defined in Section 3(a)(26) of the Securities Exchange Act of 1934); and

(b)        the Company’s other communications with the public, including both written and oral disclosures, statements and presentations.

The following guidelines for Employees are to assist in the implementation of this provision:

(i)     No Employee may make any false or misleading entry in the Company’s books and records;

(ii)   No Employee may approve or make any payment with the agreement or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment; or

(iii)   No Employee shall use the Company’s funds for any unlawful purpose.

4.          The CEO, the CFO, the CAO and the financial managers and all Employees are not permitted, directly or indirectly, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company that are required to be filed with the Commission if such person knew, or was unreasonable in not knowing, that such action could, if successful, result in rendering such financial statements materially misleading. For purposes of this Code, actions that “could, if successful, result in rendering such financial statements materially misleading” include, but are not limited to, actions taken at any time with respect to the professional engagement period to fraudulently influence, coerce, manipulate, or mislead an auditor:

(a)        to issue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, accepted auditing standards, or other applicable standards);

(b)        not to perform audit, review or other productions required by generally accepted auditing standards or other applicable professional standards;

(c)	not to withdraw an issued report; or

(d)	not to communicate matters to the Audit Committee.

5.          The CEO, the CFO, the CAO and each financial manager and each Employee shall promptly bring to the attention of the Chairman of the Audit Committee any information he or she may have concerning:

(a)        evidence of a material violation of the federal or state securities or other laws, rules or regulations applicable to the Company or its employees or agents, or

(b)	any violation of this Code.

6.          The CEO, the CFO, the CAO and the financial managers shall not, during term of their employment with FBO Air or a subsidiary thereof, compete with the Company and may never let business dealings on behalf of the Company be influenced, or even appear to be influenced, by personal or family interests. The CEO, the CFO, the CAO and the financial managers and all Employees shall promptly bring to the attention of the Chairman of the Audit Committee any financial information he or she may have concerning any actually or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have significant role in the Company’s financial reporting, disclosures or internal controls.

7.          FBO Air is committed to compliance by FBO Air and its subsidiaries with both the letter and the spirit of all applicable laws, rules and regulations. FBO Air intends to prevent the occurrence of conduct not in compliance with this Code and to halt any such conduct that may occur as soon as is reasonably possible after its discovery. Allegations of non-compliance will be investigated whenever necessary and evaluated at the proper level(s). Those found to be in violation of this Code, including failures to report potential violations by others, are subject to appropriate disciplinary action, up to and including termination of employment or appointment. Criminal misconduct may be referred to the appropriate legal authorities for prosecution.

8.          The Company will strive to keep confidential the identity of anyone reporting a possible violation. To facilitate the fullest compliance possible, and to encourage Employees to ask questions when presented with potential violations, the Company will not tolerate retaliation against any Employee asking questions or making a good faith reporting in an attempt to comply with this Code. Open communication of issues and concerns by all Employees without fear of retribution or retaliation is vital to the successful implementation of this Code. All Employees are required to cooperate with any internal or external investigation of misconduct and unethical behavior.

9.          Any waiver of any provision of this Code may be made only be the Audit Committee and will be promptly disclosed as required pursuant to federal securities laws, rules and regulations and any other applicable standards.

Schedule A to Code of Ethics

of

FBO Air, Inc.

The current Chairman of the Audit Committee of the Board of Directors of FBO Air, Inc. is William R. Colaianni and he may be contacted c/o Holding Capital Group, 630 Third Avenue, New York, NY 10017, wcolaianni@holdingcapital.com or (212) 490-0857